Contact: Robert Mosby, QMed, Inc. – 732-544-5544 x1107

QMed, Inc. Reports First Quarter Results

Eatontown, New Jersey, April 9, 2007 – QMed, Inc. (NASDAQ Symbol: QMED) today announced financial results for the first quarter ending February 28, 2007. Revenue for the three-month period increased to $6,341,798 from $3,182,623 in the prior year’s quarter. Net loss for the quarter was $(1,057,776) or $(0.06) per share on a diluted basis, compared to net loss of $(2,432,196) or $(0.14) per share on a diluted basis, for the same period a year ago. Operating results are inclusive of a one-time gain of $1,975,000 associated with a settlement reached in a mediation process. During this quarter we continued to make investments in our SNP business segment and expect to continue to do so as we see the results of these investments come to fruition during the year.

Jane Murray, QMed president and CEO said, “First quarter revenue increase is primarily attributable to strong enrollment in our Medicare Advantage Special Needs Plans in South Dakota. As a result of our ongoing experience and the systems we have in place both for marketing through brokers and provider support, we expect that we will report sequential revenue growth going forward. In addition to revenue growth, we have also been pleased with our medical management performance, which is the key, along with enrollment, to future profitability.

“We have been pleased at the reception that physicians and hospitals have given to our care coordinated Medicare Special Needs Plan in NJ,” she continued. “As a result, we continue to build and invest in our network, adding to it in accordance with our network expansion plan. This is a major achievement since, in New Jersey, physicians and other providers of health care have had a great deal of experience with managed care, as it has been commonly practiced. In contrast, friendliness toward physicians, coupled with their thorough engagement, has long been a hallmark of QMed’s overall approach to managing patient care. Among other benefits that physicians readily recognize in joining our network are that we encourage their patients to both schedule and keep more appointments. Simultaneously, we relieve them of many time-consuming, administrative, and communication burdens that commonly arise from patient confusion with their medications and overall lack of understanding of their conditions and what to do about them.”

“At the end of the quarter we had enrolled approximately 1900 members in South Dakota and 115 in New Jersey. Our New Jersey enrollment is clearly ahead of where we were in South Dakota at the same time last year. We attribute that difference both to our increased experience in the Special Needs arena as well as to market dynamics in New Jersey. Most importantly, as a result of our New Jersey marketing activities, we began in March to observe a moderately increasing enrollment rate in the state, and one that we expect will grow sequentially during the rest of the year. We will keep investors informed about our enrollment progress on a quarterly basis and activities associated with the launch of the dual program in South Dakota at the end of the second quarter,” she concluded.

4/9/07 – Page 2 of 4

About QMed, Inc.

QMed provides evidence-based clinical information management systems around the country to its health plan customers. The system incorporates Disease Management services to patients and decision support to physicians. The Company’s QMedCare subsidiary specializes in serving high-risk populations of Medicare beneficiaries. The Company also operates a Medicare Demonstration to test the feasibility of reimbursing its care coordinated DM services in the vast Medicare fee-for-service program. More information on QMed, Inc. can be obtained at www.qmedinc.com, by calling (732) 544-5544 or by emailing investor@qmedinc.com.

Except for historical information contained herein, matters discussed in this news release are forward-looking statements that involve risks and uncertainties. They include but are not limited to those relating to the timely implementation of programs, the impact of competitive product introductions, acceptance and pricing, and those risks detailed in the Company’s filings with the Securities and Exchange Commission (SEC). Actual results may differ materially from any forward-looking statements due to these risks and uncertainties.

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4/9/07 – Page 3 of 4

QMED, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	February 28, 2007	November 30, 2006
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$4,230,588	$3,039,695
Investments	6,628,978	10,867,815
Accounts receivable, net of allowances of $63,618 and $76,518, respectively	2,629,562	2,005,485
Inventory, net of reserve	23,687	36,631
Prepaid commissions	434,469	—
Prepaid expenses and other current assets	359,952	301,282
	14,307,236	16,250,908

Restricted cash and cash equivalents, non-current	3,207,272	705,881
Property and equipment, net of accumulated depreciation	912,918	989,329
Product software development costs, net	2,188,369	2,104,788
Acquired intangibles, net	545,577	587,027
Other assets	147,048	149,202
Investment in joint ventures	20,213	23,703
	$21,328,633	$20,810,838

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,861,022	$2,827,223
Medical claims payable	2,322,744	364,830
Leases payable, current portion	43,367	65,881
Accrued salaries and commissions	475,955	446,740
Fees reimbursable to health plans	39,630	47,005
Contract billings in excess of revenue	1,518,093	1,396,423
Deferred warranty revenue	13,467	16,583
	6,274,278	5,164,685

Leases payable – long term	2,947	11,645
Accrued severance payable, long term	322,137	619,643
	6,599,362	5,795,973

Commitments and Contingencies
Stockholders’ equity Common stock $.001 par value; 40,000,000 shares authorized; 16,992,099 and 16,859,539 shares issued and 16,970,099 and 16,836,539 outstanding, respectively	16,992	16,859
Paid-in capital	54,204,369	53,433,095
Accumulated deficit	(39,412,472)	(38,354,696)
Accumulated other comprehensive loss Unrealized loss on securities available for sale	(3,993)	(4,768)
	14,804,896	15,090,490

Less treasury stock at cost, 22,000 common shares	(75,625)	(75,625)
Total stockholders’ equity	14,729,271	15,014,865
	$21,328,633	$20,810,838

4/9/07 – Page 4 of 4

QMED, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended February 28, 2007	For the Three Months Ended February 28, 2006

Revenue	$6,341,798	$3,182,623

Cost of revenue	5,070,216	1,898,889

Gross profit	1,271,582	1,283,734

Selling, general and administrative expenses	4,006,854	3,474,088
Research and development expenses	427,795	451,332

Loss from operations	(3,163,067)	(2,641,686)

Interest expense	(7,979)	(5,849)
Interest income	161,894	185,960
Loss in operations of joint ventures	(18,146)	(19,760)
Proceeds from settlement agreement	1,975,400	—
Loss before income taxes	(1,051,898)	(2,481,335)

(Provision) benefit for income taxes	(5,878)	49,139

Net loss	$(1,057,776)	$(2,432,196)

Basic loss per share
Weighted average shares outstanding	16,892,163	16,786,323
Basic loss per share	$(0.06)	$(0.14)

Diluted loss per share
Weighted average shares outstanding	16,892,163	16,786,323
Diluted loss per share	$(0.06)	$(0.14)